Exhibit 2

[Informal translation from Hebrew]

Y.D More Investments Ltd. (the "Company")
CN 513834606

Authorized Signature Protocol

At a meeting of the Company's Board of Directors held on March 29, 2022 at the Company's offices, it was decided to approve the authorized signatories on behalf of the Company as follows:

1. General signature rights for all intents and purposes:

Unless otherwise stated in this document, the company will require the signature of one of the following, Mr. Yosi Levy ID * * * or Mr. Eli Levy ID * * *, together with the signature of Mr. Meir Gridish. ID * * *, plus the company stamp or above its printed name for all intents and purposes.

* * *

Attorney Certification

As signed below, I, Mor Lieberman, Adv., license number 82287, certify as follows:

The Company's decisions above are lawfully made, in accordance with the Company's currently valid incorporation documents and by those authorized to sign on behalf of the Company, and they bind the Company for all intents and purposes.

/s/ Mor Lieberman Signature	5/4/2022 Date